Exhibit 99.1

Homeowners Choice Announces Senior Notes Offering

TAMPA, Fla., Jan. 9, 2013 – Homeowners Choice, Inc. (NYSE: HCI), a Florida-based insurance holding company, today announced the commencement of an underwritten public offering of its senior unsecured notes. Homeowners Choice intends to use the net proceeds from this offering for working capital and general corporate purposes.

Sterne, Agee & Leach, Inc. is acting as sole book-running manager for the offering. Wunderlich Securities, Inc. and Incapital LLC are serving as co-lead managers and JMP Securities LLC, Gilford Securities Incorporated, J.J.B. Hilliard, W.L. Lyons, LLC, and Maxim Group LLC are acting as co-managers for the offering.

The offering will be made pursuant to an effective shelf registration statement that has been filed with the Securities and Exchange Commission. A preliminary prospectus supplement and the accompanying base prospectus related to the offering have been filed with the Securities and Exchange Commission and are available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus may also be obtained from Sterne, Agee & Leach, Inc., 277 Park Avenue, 24th Floor, New York, NY 10172, by calling (212) 338-4708, sending a request via facsimile at (205) 414-6373 or by email at syndicate@sterneagee.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Homeowners Choice

Homeowners Choice, Inc. is a Florida-based insurance holding company headquartered in Tampa. Through its subsidiary corporations, Homeowners Choice provides property and casualty homeowners’ insurance, condominium owners’ insurance and tenants’ insurance. The company’s common shares trade on the New York Stock Exchange under the ticker symbol “HCI” and are included in the Russell 2000 Index. Its Series A, cumulative redeemable preferred shares trade on the NASDAQ Capital Market under the ticker symbol “HCIIP.” More information about Homeowners Choice is available at www.hcpci.com.

CONTACT:	Media Contact:
Suzie Boland
RFB Communications Group
(813) 259-0345
sboland@rfbcommunications.com

Investor Relations Contact: Jay Madhu Homeowners Choice, Inc. (813) 405-3660 jmadhu@hcpci.com